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                                                                     Exhibit 3.2


                               Amendment to Bylaws

     In accordance with resolutions adopted by the Board of Directors on April 8, 2002, DT Industries, Inc. (the "Corporation") hereby amends its Amended and Restated Bylaws as follows:

         1. A new Section 9 to Article VII of the Corporation's By-laws is hereby adopted as follows:

                             ISSUANCE OF SECURITIES

                  Section 9. Unless approved by a majority vote of the shares of common stock of the corporation then outstanding, the corporation shall not:

                  (a) grant any stock option, including stock appreciation right, with an exercise price that is less than 100% of the fair market value of the underlying stock on the date of grant;

                  (b) reduce the exercise price of any stock option, including stock appreciation right, outstanding or to be granted in the future; cancel any outstanding options held by a grantee with an agreement to re-grant options to such optionee at a lower exercise price (including entering into any "6 month and 1 day" cancellation and re-grant scheme), whether or not the cancelled options are put back into the available pool for grant; replace underwater options with restricted stock in an exchange, buy-back or other similar scheme; or replace any options with new options having a lower exercise price or accelerated vesting schedule in an exchange, buy-back or other similar scheme;

                  (c) sell or issue any security of the corporation convertible into, or exercisable or exchangeable for, shares of common stock of the corporation ("Common Stock Equivalent"), having a conversion, exercise or exchange price per share ("Equivalent Price") which is subject to downward adjustment based on the market price of the common stock of the corporation at the time of conversion, exercise or exchange of such security into common stock of the corporation (except for appropriate adjustments made to give effect to any stock splits or stock dividends); or

                  (d) enter into (i) any equity line or similar agreement or arrangement; or (ii) any agreement to sell common stock of the corporation (or any Common Stock Equivalent) at a per share price (or, with respect to a Common Stock Equivalent, at an Equivalent Price) that is fixed after the execution date of the agreement,

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         whether or not based on any predetermined price-setting formula or calculation method. For the purposes of this Article VII Section 9(d), a price protection clause shall be permitted in an agreement for sale of common stock of the corporation or Common Stock Equivalent, if such clause provides for an adjustment to the price per share of common stock of the corporation or, with respect to a Common Stock Equivalent, to the Equivalent Price (provided that such price or Equivalent Price is fixed on or before the execution date of the agreement)(the "Fixed Price") (i) in the event that the corporation, during the period beginning on the date of the agreement and ending no later than 90 days after the closing date of the transaction, sells shares of its common stock or Common Stock Equivalent to another investor at a price or Equivalent Price, as the case may be, below the Fixed Price or (ii) for appropriate adjustments made to give effect to any stock splits or stock dividends.


         2. RESOLVED, Article VIII, Section 1 of the Corporation's By-laws is hereby amended by adding the following sentence at the end thereof:

         "Notwithstanding the foregoing, the provisions contained in Article VII, Section 9 may not be further amended or repealed without the affirmative vote of the holders of a majority of the shares present and entitled to vote at a duly convened meeting of stockholders of the Corporation."

         IN WITNESS WHEREOF, the undersigned has executed this Amendment to Bylaws as of June 20, 2002.

                                      DT Industries, Inc.


                                      By:  /s/ Dennis S. Dockins
                                          -------------------------------
                                          General Counsel and Secretary